Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the First Quarter

with Increased Net Income and Net Interest Income and

Strong Non-interest Income

First Quarter Performance Highlights

●	Net Income: Net income for the quarter ended March 31, 2024 totaled $4.1 million or $0.55 per diluted share (including Series A preferred shares), versus $3.8 million or $0.51 per diluted share (including Series A preferred shares) in the prior linked quarter and $3.2 million or $0.43 per diluted share (including Series A preferred shares) in the comparable 2023 quarter. Our first quarter results reflect linked quarter and year over year increases in diluted earnings per share (“EPS”) of 7.8% and 27.9%, respectively.
●	Net Interest Income: Net interest income was $12.9 million for the quarter ended March 31, 2024, an increase of $0.3 million, or 2.2% from the prior linked quarter as new loan growth at current, higher market rates continue to mitigate increased funding costs.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended March 31, 2024 increased to 2.41% from 2.40% in the quarter ended December 31, 2023.
●	Strong Non-interest Income: The Company’s non-interest income increased $0.3 million or 9.9% from the quarter ended December 31, 2023 and $1.8 million or 103.6% from the quarter ended March 31, 2023. This quarter’s non-interest income was a record for the Company when considering continuing revenues. Although non-interest income was higher for the quarter ended September 30, 2023, those results included income from a litigation settlement.
●	Strong Liquidity Position: At March 31, 2024, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $644.1 million or approximately 265% of uninsured deposit balances.
●	Deposit Activity: Core deposits, consisting of Demand, NOW, Savings and Money Market, increased $70.6 million or 5.1% from December 31, 2023 and $176.6 million or 13.8% from March 31, 2023. Total deposits increased $12.7 million or 0.7% from December 31, 2023 and $210.0 million or 12.3% from March 31, 2023. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 87% of total deposits at March 31, 2024.
●	Loan Growth: Loans totaled $2.01 billion, a net increase of $48.3 million, or 9.9% annualized, from December 31, 2023, and up $218.1 million or 12.2% from March 31, 2023, primarily driven by growth in niche-residential, conventional C&I and SBA loans.

●	Asset Quality: At March 31, 2024, the Bank’s asset quality remained strong with non-performing loans representing 0.74% of the total loan portfolio and the allowance for credit losses equaling 0.99% of total loans. Loans secured by office space accounted for approximately 2.3% of the total loan portfolio with a total balance of $46.0 million, of which less than 1% is located in Manhattan.
●	Banking Initiatives: At March 31, 2024, the Company’s banking initiatives reflected continuing momentum:
o	SBA & USDA Banking: Gains on sale of SBA loans totaled $2.5 million for the quarter ended March 31, 2024, representing a 152% increase over the comparable 2023 quarter. Total SBA loans sold were $26.7 million for the quarter ended March 31, 2024, representing a 110% increase over the comparable 2023 quarter. Premiums earned on the sale of SBA loans for the current quarter were 9.56% compared to 8.31% for the quarter ended March 31, 2023.
o	C&I Banking/Hauppauge Business Banking Center: The C&I Banking Team and the Hauppauge Business Banking Center increased deposits to $64.4 million as of March 31, 2024 and originated $24.2 million in loans during the quarter. Momentum continues to build with deposits of $70.3 million and a loan pipeline of $53.7 million as of April 15, 2024.
o	Residential Lending: The Bank achieved $53.2 million in closed loans for the quarter ended March 31, 2024 with a weighted average yield of 7.50% before origination and other fees, which average 50-100 bps per loan, and a weighted average LTV of 62%.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $23.01 at March 31, 2024 compared to $22.51 at December 31, 2023 (inclusive of a one-time current expected credit loss (“CECL”) implementation adjustment of $3.2 million, net of tax, or $0.43 per share, recorded on October 1, 2023) and $21.96 at March 31, 2023. Return on tangible common equity (“ROTCE”) was 9.71% for the quarter ended March 31, 2024 compared to 9.06% from the quarter ended December 31, 2023 and 8.12% for the quarter ended March 31, 2023.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 15, 2024 to stockholders of record on May 8, 2024..

Mineola, NY – April 17, 2024 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended March 31, 2024 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 15, 2024 to stockholders of record on May 8, 2024.

Earnings Summary for the Quarter Ended March 31, 2024

The Company reported net income for the quarter ended March 31, 2024 of $4.1 million or $0.55 per diluted share (including Series A preferred shares), versus $3.2 million or $0.43 per diluted share (including Series A preferred shares) in the comparable 2023 quarter and $3.8 million or $0.51 per diluted share (including Series A preferred shares) for the quarter ended December 31, 2023.  Diluted EPS increased 27.9% from March 31, 2023 and 7.8% from December 31, 2023.  Returns on average assets and average stockholders’ equity were 0.74% and 8.70%, respectively, for the quarter ended March 31, 2024, versus 0.68% and 7.24%, respectively, for the comparable quarter of 2023, and 0.69% and 8.10%, respectively, for the quarter ended December 31, 2023.  ROTCE was 9.71% for the quarter ended March 31, 2024 compared to 8.12% for the quarter ended March 31, 2023 and 9.06% for the quarter ended December 31, 2023.  ROTCE increased in the current quarter by 19.6% from the quarter ended March 31, 2023 and 7.2% from the quarter ended December 31, 2023.

The increase in net income recorded in the first quarter of 2024 from the comparable 2023 quarter resulted from an increase in non-interest income and a decrease in the provision for credit losses, which were partially offset by an increase in non-interest expense, primarily in occupancy and equipment.  Additionally, net interest income decreased due to the continued impact of higher funding costs resulting from the rapid rise in interest rates driven by the Federal Reserve.  Finally, the Company’s effective tax rate increased to 24.9% in the first quarter of 2024 from 23.2% in the comparable 2023 period due to increased business in other states, related to our SBA and USDA lending program.

Net interest income was $12.9 million for the quarter ended March 31, 2024, a decrease of $1.0 million, or 7.1%, versus the comparable 2023 period due to compression of the Company’s net interest margin to 2.41% in the 2024 quarter from 3.04% in the comparable 2023 quarter.  The yield on interest earning assets increased to 6.03% in the 2024 quarter from 5.47% in the comparable 2023 quarter, an increase of 56 basis points that was offset by a 139 basis point increase in the cost of interest-bearing liabilities to 4.33% in 2024 from 2.94% in the first quarter of 2023.  The rapid rise in interest rates driven by the Federal Reserve and, to a lesser extent, the Company’s decision to maintain increased liquidity due to market conditions resulted in the higher cost of funds. Net interest income on a linked quarter basis increased $0.3 million or 2.18%.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Our first quarter results reflect linked quarter increases of 7.84% and 7.17%, and year over year increases of 27.91% and 19.58%, in diluted EPS and ROTCE, respectively, due to the continued expansion of our SBA and C&I Banking verticals.  Our investments in these initiatives anticipated the current interest rate environment, enabling our continued strategic growth despite the persistence of uncertain economic conditions.  We are very pleased with these results and remain committed to disciplined expense management and selective growth in scalable, profitable business verticals to drive results in the immediate future.  Longer term, we believe our balance sheet is well-positioned for favorable changes in the interest rate environment predicted by many economists.”

Balance Sheet Highlights

Total assets at March 31, 2024 were $2.31 billion versus $2.27 billion at December 31, 2023.  Total securities available for sale at March 31, 2024 were $92.7 million, an increase of $31.3 million from December 31, 2023, primarily driven by growth in U.S. Treasury securities.

Total deposits at March 31, 2024 increased to $1.92 billion compared to $1.90 billion at December 31, 2023.  During the quarter ended March 31, 2024, total deposits increased $12.7 million or 0.7% from December 31, 2023.  Our loan to deposit ratio was 105% at March 31, 2024 and 103% at December 31, 2023.

Although core deposits, comprised of Demand, NOW, Savings and Money Market, grew to $1.45 billion as of March 31, 2024 from $1.38 billion as of December 31, 2023, Demand deposit balances decreased from $207.8 million to $202.9 million during the same period.  This decrease was confined to deposits made by residential loan borrowers in anticipation of residential loan closings.  These funds comprise the equity residential borrowers are required to contribute to residential loan closings and the volume of these deposits rise and fall in proportion to the volume of anticipated residential loan closings.  As the pace of residential lending increases, the volume of Demand deposits will increase accordingly.  Demand deposits, net of balances related to residential loan closings, grew to $180.4 million as of March 31, 2024 from $166.4 million as of December 31, 2023, an increase of 8.5%, underscoring the continued success of our C&I Banking vertical.

The Company had $576.3 million in total municipal deposits at March 31, 2024, at a weighted average rate of 4.65% versus $528.1 million at a weighted average rate of 4.62% at December 31, 2023.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 37 customer relationships.

Total borrowings at March 31, 2024 were $149.0 million, including $2.3 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 3.94% and 24 months, respectively.  At March 31, 2024 and December 31, 2023, the Company had $121.7 million and $126.7 million, respectively, of term FHLB advances outstanding.  The Company had $5.0 million of FHLB overnight borrowings outstanding at March 31, 2024 and none at December 31, 2023.  The Company had $20.0 million in borrowings outstanding under lines of credit with correspondent banks at March 31, 2024 and none at December 31, 2023.  The Company utilizes a number of strategies to manage interest rate risk, including interest rate swap agreements which currently provide a benefit to net interest income.

Stockholders’ equity was $189.5 million at March 31, 2024 compared to $184.8 million at December 31, 2023.  The $4.7 million increase was primarily due to an increase of $3.3 million in retained earnings and a decrease of $1.2 million in accumulated other comprehensive loss.  The increase in retained earnings was due primarily to net income of $4.1 million for the quarter ended March 31, 2024, which was offset by $0.7 million of dividends declared.  The accumulated other comprehensive loss at March 31, 2024 was 0.68% of total equity and was comprised of a $1.2 million after tax net unrealized loss on the investment portfolio and a $0.1 million after tax net unrealized loss on derivatives.

Loan Portfolio Growth, Asset Quality and Allowance for Credit Losses

On a linked quarter basis, the Company exhibited net loan growth of $48.3 million, a 9.9% increase on an annualized basis.  For the twelve months ended March 31, 2024, the Bank’s loan portfolio grew to $2.01 billion, for an increase of 12.2%.  Year over year growth was concentrated primarily in residential, SBA and C&I loans.  At March 31, 2024, the Company’s residential loan portfolio (including home equity) amounted to $756.9 million, with an average loan balance of $493 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.12 billion at March 31, 2024, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 60%.  The Company’s commercial real estate concentration ratio continued its steady decline, decreasing to 416% of capital at March 31, 2024 from 432% of capital at December 31, 2023, with loans secured by office space accounting for 2.3% of the total loan portfolio and totaling $46.0 million.  The Company’s loan pipeline at March 31, 2024 is approximately $220 million, with approximately 95% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, with increases in interest rates in recent years, the appetite among the Bank’s purchasers of residential loans for acquiring pools of loans declined, eliminating the Bank’s ability to sell residential loans in its portfolio on desirable terms.  Commencing in late 2023, the Bank initiated development of a flow origination program under which the Bank expects to originate individual loans for sale to specific buyers, thereby positioning the Bank to resume residential loan sales and generate fee income to complement sale premiums earned from the origination of SBA loans.  During the quarters ended March 31, 2024 and 2023, the Company sold $26.7 million and $12.8 million, respectively, of SBA loans and recorded gains on sale of loans held-for-sale of $2.5 million and $1.0 million, respectively.

The pace of new residential loan applications is historically slower in the first quarter and was more so in the first quarter of 2024 due to our intentional and continued prioritization of loan pricing over loan volume.  As volume builds as the year progresses and we commence originations under our flow lending program, we expect the volume of applications to grow.  A more diversified residential lending program is expected to provide greater flexibility with respect to earnings, liquidity and asset management.

The Bank’s asset quality ratios remain strong and among the best in its peer group of community banks.  At March 31, 2024, the Company reported $14.9 million in non-performing loans which represented 0.74% of total loans outstanding.  Of the non-performing loans, $8.3 million are legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA.  Non-performing loans were $14.5 million at December 31, 2023.  During the first quarter of 2024, the Bank recorded a provision for credit losses expense of $0.3 million.  The March 31, 2024, allowance for credit losses balance was $19.9 million versus $19.7 million at December 31, 2023 and $14.9 million at March 31, 2023.  The increase in the allowance for credit losses on loans is mostly attributable to additional provisioning related to increased loan volume.  The allowance for credit losses as a percent of total loans was 0.99% at March 31, 2024 versus 1.00% at December 31, 2023.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $10 million, all at floating interest rates, and CRE-owner occupied loans have a sizable mix of floating rates.  As shown below, these two portfolios have only 13% combined of loans maturing through the balance of 2024 and 2025, with 50% maturing in 2027 alone.

Multi-Family Portfolio Fixed Rate Reset/Maturity Schedule					CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (loan data as of 3/31/24	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (loan data as of 3/31/24	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2024	19	$16,529	$870	6.64%	2024	32	$41,800	$1,306	5.68%
2025	20	33,057	1,653	4.13%	2025	30	20,121	671	5.12%
2026	57	165,968	2,912	3.67%	2026	31	44,701	1,442	4.73%
2027	124	306,222	2,469	4.27%	2027	86	150,228	1,747	4.72%
2028	29	40,201	1,386	6.39%	2028	33	33,570	1,017	6.64%
2029+	9	3,810	423	6.10%	2029+	12	3,822	319	5.69%
Fixed Rate	258	565,787	2,193	4.31%	Fixed Rate	224	294,242	1,314	5.12%
Floating Rate	4	2,256	564	7.01%	Floating Rate	5	18,695	3,739	8.85%
Total Multi-Family	262	$568,043	$2,168	4.33%	Total CRE-Inv.	229	$312,937	$1,367	5.34%

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, the dominant tenant type, and both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in New York City and most heavily concentrated in the three boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	152	$356,243	63%	$2,343	62.4%	1.40	11
Location
Manhattan	7	$18,015	3%	$2,574	52.2%	1.38	15
Other NYC	96	$249,540	44%	$2,599	62.1%	1.40	10
Outside NYC	49	$88,688	16%	$1,810	65.3%	1.42	12

Stabilized	110	$211,800	37%	$1,925	63.7%	1.39	12
Location
Manhattan	7	$11,150	2%	$1,593	54.0%	1.50	15
Other NYC	91	$181,370	32%	$1,993	64.1%	1.38	11
Outside NYC	12	$19,280	3%	$1,607	65.3%	1.37	16

Office Property Exposure

The Bank’s exposure to the Office market is minor at $46 million (2% of all loans), has a 1.8x weighted average DSCR, a 55% weighted average LTV and less than $400 thousand of exposure in Manhattan.  The portfolio has no delinquencies, defaults or modifications.

Net Interest Margin

The Bank’s net interest margin increased to 2.41% for the quarter ended March 31, 2024 from 2.40% in the quarter ended December 31, 2023.  The increase from the prior linked quarter was primarily related to the increase in the average yield on loans and decrease in the average cost of borrowings, partially offset by the increase in the average cost of deposits.  The Bank’s net interest margin was 3.04% in the quarter ended March 31, 2023.  The decrease from the prior year quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and, to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.  The year over year margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment.  We believe the Company is well positioned for the current or more favorable interest rate environments.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	March 31,	December 31,	March 31,
	2024	2023	2023
Assets
Cash and cash equivalents	$136,481	$177,207	$204,355
Securities-available for sale, at fair value	92,709	61,419	11,849
Investments-held to maturity	3,973	4,041	4,263
Loans held for sale	7,641	8,332	—

Loans, net of deferred loan fees and costs	2,005,515	1,957,199	1,787,365
Less: allowance for credit losses (1)	(19,873)	(19,658)	(14,879)
Loans, net	1,985,642	1,937,541	1,772,486

Goodwill	19,168	19,168	19,168
Premises & fixed assets	15,648	15,886	15,692
Operating lease assets	9,336	9,754	11,008
Other assets	36,910	36,712	32,899
Assets	$2,307,508	$2,270,060	$2,071,720

Liabilities and stockholders’ equity
Core deposits	$1,453,035	$1,382,397	$1,276,422
Time deposits	464,227	522,198	430,852
Total deposits	1,917,262	1,904,595	1,707,274

Borrowings	148,953	128,953	136,962
Subordinated debentures	24,648	24,635	24,594
Operating lease liabilities	10,039	10,459	11,711
Other liabilities	17,063	16,588	10,657
Liabilities	2,117,965	2,085,230	1,891,198

Stockholders’ equity	189,543	184,830	180,522
Liabilities and stockholders’ equity	$2,307,508	$2,270,060	$2,071,720

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2024	3/31/2023
Interest income	$32,432	$25,060
Interest expense	19,497	11,136
Net interest income	12,935	13,924
Provision for credit losses (1)	300	932
Net interest income after provision for credit losses	12,635	12,992

Loan servicing and fee income	913	539
Service charges on deposit accounts	96	67
Gain on sale of loans held-for-sale	2,506	995
Other operating income	61	155
Non-interest income	3,576	1,756

Compensation and benefits	5,562	5,564
Occupancy and equipment	1,770	1,537
Data processing	518	441
Professional fees	818	881
Federal deposit insurance premiums	318	358
Other operating expenses	1,818	1,786
Non-interest expense	10,804	10,567

Income before income taxes	5,407	4,181
Income tax expense	1,346	972

Net income	$4,061	$3,209

Earnings per share ("EPS"):(2)
Basic	$0.55	$0.44
Diluted	$0.55	$0.43

Average shares outstanding for basic EPS (2)(3)	7,376,227	7,324,036
Average shares outstanding for diluted EPS (2)(3)	7,420,926	7,406,933

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Interest income	$32,432	$31,155	$28,952	$28,459	$25,060
Interest expense	19,497	18,496	17,153	14,954	11,136
Net interest income	12,935	12,659	11,799	13,505	13,924
Provision for credit losses (1)	300	200	500	500	932
Net interest income after provision for credit losses	12,635	12,459	11,299	13,005	12,992

Loan servicing and fee income	913	778	681	811	539
Service charges on deposit accounts	96	85	75	70	67
Gain on sale of loans held-for-sale	2,506	2,326	1,468	1,052	995
Other operating income	61	65	1,483	41	155
Non-interest income	3,576	3,254	3,707	1,974	1,756

Compensation and benefits	5,562	5,242	5,351	5,405	5,564
Occupancy and equipment	1,770	1,746	1,758	1,587	1,537
Data processing	518	530	516	576	441
Professional fees	818	729	800	781	881
Federal deposit insurance premiums	318	375	386	357	358
Other operating expenses	1,818	2,048	1,506	1,860	1,786
Non-interest expense	10,804	10,670	10,317	10,566	10,567

Income before income taxes	5,407	5,043	4,689	4,413	4,181
Income tax expense	1,346	1,280	1,166	1,319	972

Net income	$4,061	$3,763	$3,523	$3,094	$3,209

Earnings per share ("EPS"):(2)
Basic	$0.55	$0.51	$0.48	$0.42	$0.44
Diluted	$0.55	$0.51	$0.48	$0.42	$0.43

Average shares outstanding for basic EPS (2)(3)	7,376,227	7,324,133	7,327,345	7,332,090	7,324,036
Average shares outstanding for diluted EPS (2)(3)	7,420,926	7,383,529	7,407,483	7,407,613	7,406,933

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	3/31/2024	3/31/2023
Profitability:
Return on average assets	0.74%	0.68%
Return on average equity (1)	8.70%	7.24%
Return on average tangible equity (1)	9.71%	8.12%
Pre-provision net revenue to average assets	1.03%	1.08%
Yield on average interest-earning assets	6.03%	5.47%
Cost of average interest-bearing liabilities	4.33%	2.94%
Net interest rate spread (2)	1.70%	2.53%
Net interest margin (3)	2.41%	3.04%
Non-interest expense to average assets	1.96%	2.23%
Operating efficiency ratio (4)	65.44%	67.39%

Average balances:
Interest-earning assets	$2,162,835	$1,857,782
Interest-bearing liabilities	1,810,397	1,534,205
Loans	1,984,075	1,766,679
Deposits	1,842,642	1,603,684
Borrowings	162,427	112,720

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Asset quality:
Provision for credit losses	$300	$200	$500	$500
Net (charge-offs)/recoveries	(85)	677	(1,183)	(10)
Allowance for credit losses	19,873	19,658	14,686	15,369
Allowance for credit losses to total loans (1)	0.99%	1.00%	0.78%	0.84%
Non-performing loans (2)(3)	$14,878	$14,451	$15,061	$10,785
Non-performing loans/total loans	0.74%	0.74%	0.80%	0.59%
Non-performing loans/total assets	0.64%	0.64%	0.70%	0.51%
Allowance for credit losses/non-performing loans	133.57%	136.03%	97.51%	142.50%

Capital (Bank only):
Tier 1 Capital	$195,889	$193,324	$190,928	$188,568
Tier 1 leverage ratio	8.90%	9.08%	9.16%	9.16%
Common equity tier 1 capital ratio	12.99%	13.17%	13.55%	13.16%
Tier 1 risk based capital ratio	12.99%	13.17%	13.55%	13.16%
Total risk based capital ratio	14.19%	14.31%	14.60%	14.24%

Equity data:
Shares outstanding (4)	7,392,412	7,345,012	7,320,419	7,334,120
Stockholders’ equity	$189,543	$184,830	$185,907	$182,806
Book value per share (4)	25.64	25.16	25.40	24.93
Tangible common equity (4)	170,080	165,351	166,412	163,294
Tangible book value per share (4)	23.01	22.51	22.73	22.26
Tangible common equity (“TCE”) ratio (4)	7.43%	7.35%	7.81%	7.77%

(1)	Calculation excludes loans held for sale.
(2)	Includes $0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.4 million of loans fully guaranteed by the SBA at 9/30/23.
(3)	Includes 0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 6/30/23
(4)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Loan distribution (1):
Residential mortgages	$730,017	$689,211	$630,374	$598,747
Multifamily	568,043	572,849	578,895	583,837
Commercial real estate	556,708	561,183	550,334	546,120
Commercial & industrial	123,419	107,912	87,575	67,918
Home equity	26,879	25,631	26,959	26,517
Consumer	449	413	425	364

Total loans	$2,005,515	$1,957,199	$1,874,562	$1,823,503

Sequential quarter growth rate	2.47%	4.41%	2.80%	2.02%

Loans sold during the quarter	$26,735	$29,740	$18,403	$12,610

Funding distribution:
Demand	$202,934	$207,781	$185,731	$180,303
N.O.W.	708,897	661,276	503,704	480,108
Savings	48,081	47,608	54,502	67,626
Money market	493,123	465,732	461,057	409,097
Total core deposits	1,453,035	1,382,397	1,204,994	1,137,134
Time	464,227	522,198	530,076	456,505
Total deposits	1,917,262	1,904,595	1,735,070	1,593,639
Borrowings	148,953	128,953	179,849	293,849
Subordinated debentures	24,648	24,635	24,621	24,608

Total funding sources	$2,090,863	$2,058,183	$1,939,540	$1,912,096

Sequential quarter growth rate - total deposits	0.67%	9.77%	8.87%	(6.66)%

Period-end core deposits/total deposits ratio	75.79%	72.58%	69.45%	71.35%

Period-end demand deposits/total deposits ratio	10.58%	10.91%	10.70%	11.31%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Tangible common equity
Total equity (2)	$189,543	$184,830	$185,907	$182,806	$180,522
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(295)	(311)	(327)	(344)	(362)
Tangible common equity (2)	$170,080	$165,351	$166,412	$163,294	$160,992

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$170,080	$165,351	$166,412	$163,294	$160,992
Total assets	2,307,508	2,270,060	2,149,632	2,121,783	2,071,720
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(295)	(311)	(327)	(344)	(362)
Tangible assets	$2,288,045	$2,250,581	$2,130,137	$2,102,271	$2,052,190
TCE ratio (2)	7.43%	7.35%	7.81%	7.77%	7.84%

Tangible book value per share
Tangible equity (2)	$170,080	$165,351	$166,412	$163,294	$160,992
Shares outstanding (2)	7,392,412	7,345,012	7,320,419	7,334,120	7,331,092
Tangible book value per share (2)	$23.01	$22.51	$22.73	$22.26	$21.96

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended March 31, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,984,075	$29,737	6.03%	$1,766,679	$23,941	5.50%
Investment securities	94,845	1,457	6.18%	16,408	198	4.89%
Interest-earning cash	74,672	1,014	5.46%	68,308	788	4.68%
FHLB stock and other investments	9,243	224	9.75%	6,387	133	8.45%
Total interest-earning assets	2,162,835	32,432	6.03%	1,857,782	25,060	5.47%
Non interest-earning assets:
Cash and due from banks	7,945			9,809
Other assets	49,941			54,014
Total assets	$2,220,721			$1,921,605

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,161,191	$12,933	4.48%	$1,012,839	$7,792	3.12%
Time deposits	486,779	4,962	4.10%	408,646	2,383	2.36%
Total savings and time deposits	1,647,970	17,895	4.37%	1,421,485	10,175	2.90%
Borrowings	137,788	1,276	3.72%	88,134	627	2.89%
Subordinated debentures	24,639	326	5.32%	24,586	334	5.51%
Total interest-bearing liabilities	1,810,397	19,497	4.33%	1,534,205	11,136	2.94%
Demand deposits	194,672			182,199
Other liabilities	27,959			25,291
Total liabilities	2,033,028			1,741,695
Stockholders’ equity	187,693			179,910
Total liabilities & stockholders’ equity	$2,220,721			$1,921,605
Net interest rate spread			1.70%			2.53%
Net interest income/margin		$12,935	2.41%		$13,924	3.04%